EXHIBIT 10(f)

BEMIS SUPPLEMENTAL RETIREMENT PLAN FOR SENIOR OFFICERS

(As Established Effective January 1, 2003)

Section 1.                                            Purpose of Plan.   The Bemis Supplemental Retirement Plan for Senior Officers (the “Plan”) has been established to provide supplemental benefits in addition to those provided through the Retirement Plan and social security.  By providing said benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

Section 2.                                            Definitions.  The following definitions shall apply for purposes of this Plan:

(a)                                  The “Actuarial Equivalent” factors used in calculating lump sum payments under Section 10 are as follows:

(1)                                  Interest shall be the average of the interest rate assumptions used in the Pension Benefit Guaranty Corporation immediate annuity factors for the last three Octobers immediately preceding the Plan Year in which the lump sum is paid.

(2)                                  The mortality table used for such calculations is the “applicable mortality table” referred to in Income Tax Reg. 1.417(e)-1T(d)(2), or any successor to said regulation.

(b)                                 “Board” means the board of directors of the Company.

(c)                                  “Change in Control” of the Company means any of the following:

(1)                                  The sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(2)                                  The approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(3)                                  A merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership”, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors, or (ii) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(4)                                  Any person becomes, after the effective date of the Plan, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(5)                                  The Incumbent Directors cease, for any reason, to constitute at least a majority of the Board; or

(6)                                  A Change in Control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

(d)                                 “Code”  means the Internal Revenue Code of 1986, as from time to time amended.

(e)                                  “Committee”  means the Compensation Committee of the Board.

(f)                                    “Company” means Bemis Company, Inc., a Missouri corporation.

(g)                                 “Control Group” means the Company and any trade or business under common control with the Company within the meaning of Code section 414(b) and (c).

(h)                                 “Conversion Factor” means the appropriate factor from the following table, which will be used if the Participant’s benefit is paid in a form other than life only:

Form of Benefit	Factor

Qualified Joint and Survivor Annuity and Joint and ½ Survivor Annuity

90% increased by 3/4 of 1% for each year that the Participant’s spouse or designated joint annuitant is older than the Participant and decreased by 3/4 of 1% for each year that the Participant’s spouse or designated joint annuitant is younger than the Participant; provided, however, that such factor shall never exceed 100%.

Joint and 3/4 Survivor Annuity

85% increased by 88/100 of 1% for each year that the Participant’s designated joint annuitant is older than the Participant and decreased by 88/100 of 1% for each year that the Participant’s designated joint annuitant is younger than the Participant; provided, however, that such factor shall never exceed 100%.

Joint and Full Survivor Annuity

80% increased by 1% for each year that the Participant’s designated joint annuitant is older than the Participant and decreased by 1% for each year that the Participant’s joint annuitant is younger than the Participant; provided, however, that such factor shall never exceed 100%.

Life and 10 Years Certain	91%

The above factors are the same as those used under the Retirement Plan.  For purposes of the above table, the difference in age between the Participant and the Participant’s spouse or designated joint annuitant, as the case may be, shall be measured in whole years and partial years shall be disregarded.

(i)                                     “Credited Service” is as defined in the Retirement Plan.

(j)                                     “Elapsed Time” is as defined in the Retirement Plan.

(k)                                  “Employment Commencement Date” is the date an individual first becomes an employee of the Company or another member of the Control Group.

(l)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(m)                               “Final Average Earnings” is as defined in the Retirement Plan, provided, however, that said amount shall be calculated without regard to the Code § 401(a)(17) limit on annual pay, which is $200,000 for 2002 and is subject to a cost-of-living adjustment for years after 2002.

(n)                                 “Incumbent Directors” for purposes of determining whether a Change in Control has occurred means any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Board on the effective date of the Plan (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

(o)                                 “Normal Retirement Age” is as defined in Sec. 2.15 of the Retirement Plan.  However, if a Participant is an “eligible employee” as defined in Sec. 6.11 of the Retirement Plan, Normal Retirement Age is age 65, regardless of the Participant’s year of birth.

(p)                                 “Participant” means an individual designated as such pursuant to Section 3.

(q)                                 “Participating Employer” means each corporation which is a member of the Control Group and which employs one or more Participants.

(r)                                    “Participation Agreement” is the agreement entered into between a Participant and the Company regarding participation in this Plan.

(s)                                  “Qualified Spouse” is defined in Sec. 7.1 of the Retirement Plan.

(t)                                    “Retirement Plan” means the Bemis Retirement Plan as amended from time to time.

(u)                                 “Supplemental Accrued Benefit” is defined in Section 5.

(v)                                 “Termination of Employment” shall be deemed to occur upon the happening of any event which, under the policy of the Company, results in the termination of the employer-employee relationship; provided, however, that Termination of Employment shall not be deemed to occur upon any transfer between members of the Control Group.

Section 3.                                            Eligibility to Participate.  Participants shall be designated by the Committee from among senior officers of the Company.  The Company will enter into a Participation Agreement with each Participant.  Individuals who participate in the Plan are not eligible to participate in or receive benefits under the Bemis Company, Inc. Supplemental Retirement Plan.  As a precondition to participating in this Plan, each Participant must agree to waive all rights under said other Plan.  However, if a Participant has a Termination of Employment under circumstances where no benefits are payable under this Plan because the Participant has not satisfied the age and length of service requirements of Section 4(a) or (b), the Participant (or surviving spouse or other Beneficiary of a deceased Participant) will resume participating in the Bemis Company, Inc. Supplemental Retirement Plan and will be entitled to whatever benefits are available under said Plan.

Section 4.                                            Eligibility for a Benefit (Vesting).  If a Participant’s Termination of Employment occurs for a reason other than his or her death under either of the following circumstances, he or she shall be entitled to a Supplemental Accrued Benefit determined as provided in Sections 5 and 6:

(a)                                  The Participant’s Termination of Employment occurs after he or she has attained age 50 and completed 20 or more years of Elapsed Time.

(b)                                 The Participant’s Termination of Employment occurs at a time when the sum of the Participant’s attained age on his or her last birthday and his or her whole years of Elapsed Time is 75 or more.

However, if a Participant’s Termination of Employment occurs after he or she has met the requirements of (a) or (b) and the Participant dies after Termination of Employment but before his or her benefit commencement date under Sections 5 and 6, no benefit will be payable under said sections, but the Participant’s Qualified Spouse, if any, shall be entitled to a Supplemental Preretirement Death Benefit determined as provided in Section 7.  Also, if a Participant’s Termination of Employment is due to his or her death and occurs after he or she has met the requirements of (a) or (b), no benefit will be payable under Sections 5 and 6 and the Participant’s Qualified Spouse, if any, shall be entitled to a Supplemental Preretirement Death Benefit determined as provided in Section 7.

No benefit will be payable under the Plan if the Participant’s Termination of Employment occurs before the Participant met the foregoing age and service requirements, but as provided in Section 3, upon such Termination of Employment the Participant will resume participating in the Bemis Company, Inc. Supplemental Retirement Plan.

Section 5.                                            Supplemental Accrued Benefit.  A Participant’s “Supplemental Accrued Benefit” is a monthly amount equal to the amount in (a) minus the amount in (b):

(a)                                  2.5% of the Participant’s Final Average Monthly Earnings multiplied by his or her years of Credited Service (but not more than 20 years).  If the Participant’s benefit under this Plan and the Retirement Plan is paid in a form other than life only, said amount shall be multiplied by the applicable Conversion Factor.

less

(b)                                 The sum of the following amounts:

(1)                                  The Participant’s monthly pension under the Retirement Plan under the form of payment actually paid under said Plan, but excluding the following amounts:

(A)                              Any portion of said benefit attributable to amounts rolled over from the Bemis Investment Incentive Plan.

(B)                                Any social security supplement payable pursuant to Sec. 6.11(b)(4) of the Retirement Plan.

(2)                                  2.5% of the Participant’s Primary Social Security Benefit determined under Sec. 4.9 of the Retirement Plan, multiplied by the Participant’s years of Credited Service (but not more than 20 years).  If the Participant’s benefit under this Plan and the Retirement Plan is paid in a form other than life only, said amount shall be multiplied by the applicable Conversion Factor.

Section 6.                                            Form of Payment and Commencement Date.  A Participant’s benefit under Section 5 will begin at the same time and be paid in the same form as his or her benefit under the Retirement Plan.  The benefit may not begin prior to the earliest date the Participant has both attained age 55 and had a Termination of Employment.  If payment begins before the Participant attains Normal Retirement Age, the amount in Section 5(a) will not be subject to reduction for early commencement.  If the benefit is paid in a form other than for the Participant’s life only, the monthly amount payable during the Participant’s lifetime will be reduced by the appropriate Conversion Factor, and the monthly amount payable after the Participant’s death will be determined in accordance with the form of payment the Participant elected.

Section 7.                                            Supplemental Preretirement Death Benefit.  The Supplemental Preretirement Death Benefit payable to a Qualified Spouse will be a monthly amount equal to the amount in (a) minus the amount in (b):

(a)                                  2.5% of the Participant’s Final Average Monthly Earnings multiplied by his or her years of Credited Service (but not more than 20 years), multiplied by the Conversion Factor for a joint and full survivor annuity for the Participant and Qualified Spouse.

less

(b)                                 The monthly amount payable to the Qualified Spouse under the Retirement Plan, but disregarding any portion thereof attributable to amounts rolled over from the Bemis Investment Incentive Plan.

If payment begins before the Participant would have attained Normal Retirement Age, the amount in (a) will not be subject to reduction for early commencement.

If the Participant’s death occurs before he or she attained age 55, said death benefit will commence as of the first day of the month following the month the Participant would have attained age 55.  No death benefit will be paid for months prior to said commencement date.

Section 8.                                            Misconduct.   No benefits will be paid to a Participant under this Plan if the Participant’s Termination of Employment occurs due to commission of any act of fraud, misappropriation, or embezzlement, or due to commission of a felony in connection with his or her termination (or such grounds for termination existed at the time of Participant’s Termination of Employment for other reasons).

Section 9.                                            Miscellaneous Provisions.

(a)                                  The Plan will be administered in behalf of the Company by the Committee.  The Committee has discretionary authority to construe the terms of the Plan, and the Committee’s determinations shall be final and binding on all persons.  The Committee may delegate all or any part of its administrative responsibilities to employees of the Company.

(b)                                 No Participant shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part.  Benefits under this Plan will not be subject to execution, attachment, or similar process.

(c)                                  This Plan constitutes the Company’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof.  A Participant’s rights are solely those of an unsecured wage creditor.  This Agreement does not give any Participant a security interest in any specific assets of the Company.  The Company may establish a trust for the purpose of paying all or any part of the benefits payable under the Plan.  If such a trust is established, the trust’s assets will be subject to the claims of the Company’s creditors, and the trust’s assets will not be considered Plan assets for purposes of ERISA.

(d)                                 The Committee may, in its sole discretion, arrange for payment by each Participating Employer of the amounts the Committee determines are attributable to service with that Participating Employer.  Absent such arrangements, a Participant’s entire benefit shall be paid by the Participating Employer by which the Participant was last employed.  The Committee may also arrange for one Participating Employer to serve as agent for the other Participating Employers for purposes of issuing benefit payment checks under the Plan.

(e)                                  This Plan or any Participation Agreement under the Plan shall not be construed as a contract of employment and does not restrict the right of the Company or any other member of the Control Group to discharge the Participant or the right of the Participant to terminate employment.

(f)                                    The provisions of this Plan shall be construed according to the laws of Minnesota.

(g)                                 This Plan shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

(h)                                 The Plan may be amended from time to time by the Company, subject to the following:

(1)                                  The amendment must be approved by the Board or Committee, except as follows:

(A)                              The Chief Executive Officer of the Company also may amend the Plan, provided the amendment does not materially increase the cost of the Plan or the amount of benefits provided by the Plan.

(B)                                In addition, the Board or Committee may delegate to the Chief Executive Officer authority to approve amendments not falling with the scope of (1).

(2)                                  No amendment will have the effect of reducing benefits payable to any Participant whose Termination of Employment occurred prior to the date the amendment is adopted or who has satisfied the age and length of service requirements of Section 4.

Section 10.                                      Acceleration of Benefits Upon Change In Control.  If a Change in Control has occurred, or the Committee determines that a Change in Control is likely to occur within six months of the date of determination, the following provisions shall be applicable:

(a)                                  All remaining benefits payable under the Plan with respect to any Participant who is a former employee of the Company at the time of said Change in Control or Committee determination will be paid immediately in a lump sum.  Said payment will be made to the Participant if he is living on the payment date.  If the Participant is deceased on the payment date, the payment will be made to the person or persons entitled to death benefits with respect to the Participant.  In either case, the lump sum payment will be in an amount which is the Actuarial Equivalent of the remaining benefits.

(b)                                 If a Participant is an active employee of a Participating Employer at the time of said Change in Control or Committee determination, but has a Termination of Employment not later than 12 months after the Change in Control, all benefits payable with respect to the Participant will be paid in a lump sum promptly after his Termination of Employment.  The lump sum will be the Actuarial Equivalent of said benefits.

(c)                                  However, the Committee may, in its sole discretion, permit Participants eligible for lump sum payments under (a) or (b) to waive the lump sum payment.  Any Participant who elects to waive the lump sum payment will continue receiving his or her remaining benefits in the form of a monthly pension.